(New Fund)

SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

DREYFUS MUNICIPAL BOND INFRASTRUCTURE FUND, INC.

     THIS SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this “Agreement”) between Dreyfus Municipal Bond Infrastructure Fund, Inc., a _____________ corporation (“Client”) and Computershare Shareowner Services LLC, a New Jersey limited liability company (“Agent or “Computershare””), is dated as of March 1, 2013.

1. Appointment. Client appoints Agent as its transfer agent, registrar and dividend disbursing agent and Agent accepts such appointment in accordance with and subject to the following terms and conditions for all authorized shares of each class of stock listed in Exhibit A hereto (the “Shares”).

2. Term of Agreement. Agent’s appointment hereunder shall commence on the date hereof (the “Effective Date”) and shall continue until terminated in accordance with Section 11 below.

3. Duties of Agent. Commencing on the Effective Date, Agent shall provide the services listed in the Fee and Service Schedule attached as Exhibit B hereto, in the performance of its duties hereunder. Client agrees to pay Agent the fees and expenses for such services as set forth in the Fee and Service Schedule.

4. Representations, Warranties and Covenants of Client. Client represents, warrants and covenants to Agent that:

     (a) it is a corporation duly organized and validly existing under the laws of its state of incorporation;

     (b) the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable;

     (c) the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or are exempt from such registration;

     (d) any Shares to be issued hereafter, when issued, shall have been duly registered under the Securities Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the Exchange Act, or shall be exempt from such registration;

     (e) Client has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof;

     (f) the use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates of Client has been duly authorized by Client and is valid and effective;

     (g) the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound. This Agreement has been duly authorized, executed and delivered by Client and is enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally; and

     (h) Client agrees to provide to Agent the documentation and notifications listed in Exhibit B hereto according to the requirements set forth therein.

5. Representations, Warranties and Covenants of Agent. Agent represents, warrants and covenants to Client that:

     (a) Agent is a limited liability company duly organized and validly existing under the laws of its state of organization;

     (b) Agent is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

     (c) during the term of this Agreement, Agent shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

     (d) the execution and delivery of this Agreement, and the performance by Agent of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Agent, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Agent is a party or by which it is bound. This Agreement has been duly authorized, executed and delivered by Agent and is enforceable against Agent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors' rights generally.

6. Scope of Agency.

     (a) Agent shall act solely as agent for Client under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

     (b) Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any stockholder lists, share ledgers, records, books, and documents which have been employed by Client or any of its agents and which are certified to be true, authentic, and complete; (ii) any instruction from Client, reasonably believed by Agent to be genuine and to have been signed or given by an Authorized Person of Client; or (iii) any law, act or regulation even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order. “Authorized Person” shall mean any officer of Client or any other person authorized to give instructions on behalf of Client as set forth in a certified copy of a resolution of Client’s Board of Directors and provided to Agent.

     (c) In connection with any question of law arising in the course of Agent performing its duties hereunder, Agent may consult with legal counsel (including internal counsel) whose advice shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reasonable reliance thereon.

     (d) Any instructions given by an Authorized Person to Agent orally shall be confirmed in writing by Client as soon as practicable. Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in reliance upon any oral instructions that do not conform with the written confirmation received in accordance with this Section 6(d).

7. Indemnification.

     (a) Client shall indemnify Agent for, and hold it harmless from and against, any and all loss, liability, claim (whether with or without basis in fact or law), damage, demand, cost or expense (including reasonable counsel fees and expenses)(collectively, “Loss”) arising out of or in connection with Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss, except to the extent that such Loss is a result of Agent’s negligence or intentional misconduct.

     (b) Agent will indemnify Client for and hold it harmless from and against any and all Loss arising out of or attributable to any action or failure or omission to act by the Agent as a result of the Agent’s bad faith, negligence or willful misconduct.

     (c) In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised of all pertinent facts concerning the situation in question and shall use reasonable care to identify and notify the other party promptly concerning any situation which presents or appears likely to present a claim for indemnification under this Section 7. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim.

     (d) Client shall have the option to defend Agent against any claim which may be the subject of this indemnification, and, in the event that Client so elects, such defense shall be conducted by counsel chosen by Client and satisfactory to Agent, to which Agent shall not unreasonably withhold its consent and thereupon Client shall take over complete defense of the claim and Agent shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 7. The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party will be asked to provide indemnification, except with the other party’s prior written consent. The obligations of the parties hereto under this Section 7 shall survive the termination of this Agreement.

8. Limitation of Liability. In the absence of negligence or intentional misconduct on its part, Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In no event will either party be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if such party has been advised of the possibility of such losses or damages and regardless of the form of action. Excluding Agent’s bad faith and willful misconduct, any liability of Agent will be limited in the aggregate to an amount equal to three years of the monthly administrative fees to be paid by Client as set forth in Exhibit B hereto.

9. Force Majeure. Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure beyond its control, computer hardware or software failure beyond its control, communications facilities failures including telephone failure beyond its control, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences.

10. Market Data. Client acknowledges that Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Agent by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Client agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

11. Termination.

     (a) Client may terminate this Agreement by giving Agent notice in writing specifying the date of such termination, which shall be not less than 120 days after the date of receipt of such notice. Agent may terminate this Agreement by giving Client notice in writing specifying the date of such termination, which shall be not less than one year after the date of receipt of such notice.

     (b) Client may terminate this Agreement if (i) Agent defaults on any of its material obligations hereunder and such default remains uncured thirty (30) days after Agent’s receipt of notice of such default from Client; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Agent, Agent shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.

     (c) Agent may suspend providing services hereunder or terminate this Agreement if (i) Client fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured sixty (60) days after Client’s receipt of notice of such failure or default from Agent; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Client, Client shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iii) Client is acquired by or is merged with or into another entity where Client is not the surviving company.

     (d) Upon termination of this Agreement, all fees earned and expenses incurred by Agent up to and including the date of such termination shall be immediately due and payable to Agent on or before the effective date of such termination.

     (e) In addition to the payments required in Section 11(d) above, if this Agreement is terminated by Client for any reason other than pursuant to Section 11(a) or 11(b) above, or is terminated by Agent pursuant to Section 11(c)(i) above, then Client shall pay as liquidated damages a termination fee, due and payable to Agent on or before the effective date of such termination, calculated as follows: (i) if the termination occurs prior to the first anniversary of the commencement date of the current term (the “Commencement Date”), then the termination fee shall equal twelve (12) times the average monthly invoice charged to Client by Agent hereunder, (ii) if the termination occurs on or after the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, then the termination fee shall equal nine (9) times the average monthly invoice charged to Client by Agent hereunder, and (iii) if the termination occurs on or after the second anniversary of the Commencement Date, then the termination fee shall equal six (6) times the average monthly invoice charged to Client by Agent hereunder. For purposes of this paragraph, fees for non-recurring events shall be excluded when calculating the average monthly invoice charged to Client by Agent.

     (f) In addition to the payments required in Section 11(d) and 11(e) above, if this Agreement is terminated for any reason other than by Client pursuant to Section 11(b) above, then Client agrees to pay all costs and expenses associated with the movement of records and materials to Client or the successor agent, including (a) all reasonable out of pocket costs and (b) a conversion fee of $5,000.00 for the standard conversion services listed on the attached Exhibit A to this Agreement. In the event any of the extended conversion services listed on Exhibit A are requested by Client, the fee for each extended service will be $2,500.00.

     (g) Prior to termination of this Agreement, Client shall provide Agent with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by Agent, and Agent shall make reasonable efforts to comply with such instructions. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and Agent under this Agreement shall cease upon termination of this Agreement.

12. Lost Certificates. Agent shall not be obligated to issue a replacement share certificate for any share certificate reported to have been lost, destroyed or stolen unless Agent shall have received: (a) an affidavit of such loss, destruction or theft; (b) a bond of indemnity in form and substance satisfactory to Agent; and (c) payment of all applicable fees. Stockholders may obtain such a bond of indemnity from a surety company of the stockholder’s choice, provided the surety company satisfies Agent’s minimum requirements.

13. Anti-Money Laundering; Confidentiality and Data Security.

     (a) Agent will comply with any laws or regulations relating to anti-money laundering applicable to Agent with respect to Client’s stockholders, including compliance with Office of Foreign Asset Control laws or regulations, currency transaction reporting laws and regulations and suspicious activity reporting and recordkeeping requirements, by adopting appropriate compliance policies, procedures and internal controls.

     (b) In connection with Agent’s appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement and the exhibits attached hereto. Confidential Information shall include NPPI, as defined in Section 13(~~b~~c) below. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

     (c) In connection with the provision of services under this Agreement, Client may direct Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve and Regulation S-P adopted by the Securities and Exchange Commission), to Client’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, Client consents to the release by Agent of information, including NPPI, (i) to any of Agent’s Representatives in connection with the services provided hereunder and (ii) as required by law, regulation, subpoena or governmental authority. Agent shall not be liable for the release of information in accordance with the foregoing provision.

     (d) Client agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Client by Agent as part of the services are under the control and ownership of Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Client shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section.

     (e) Information Security Program.

     (1) Agent shall maintain a comprehensive written information security program applicable to Personal Information ("Information Security Program") which shall include commercially reasonable measures, including, as appropriate, policies and procedures and technical, physical, and administrative safeguards that are consistent with industry standards, providing for (i) the security and confidentiality of the Personal Information, (ii) protection of the Personal Information against reasonably foreseeable threats or hazards to the security or integrity of the Personal Information, (iii) protection against unauthorized access to or use of or loss or theft of the Personal Information, and (iv) appropriate disposal of the Personal Information. Without limiting the generality of the foregoing, the Information Security Program shall provide for (i) continual assessment and re-assessment of the risks to the security of Personal Information acquired or maintained by Agent and its agents, contractors and subcontractors in connection with the services to be provided hereunder, including but not limited to (A) identification of internal and external threats that could result in unauthorized disclosure, alteration or destruction of Personal Information and systems used by Agent, (B) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such Personal Information, and (C) assessment of the sufficiency of policies, procedures, information systems of Agent and other arrangements in place, to control risks; and (ii) appropriate protection against such risks. “Personal Information” means the following information about past, present, or future stockholders of Client that are individuals: names, signatures, dates of birth, addresses, telephone numbers, account numbers, social security numbers, financial data and transaction information.

     (2) The Information Security Program shall require encryption of any Personal Information in electronic format while in transit, and encryption or equivalent protection with compensating controls while in storage and controls and standards for transport and disposal of physical media containing Personal Information. Agent shall, and shall require its subcontractors who access or use Personal Information to, regularly test key controls and security systems and processes.

     (3) Agent shall comply with its Information Security Program.

     (f) Agent shall notify Client of any unauthorized use, disclosure, acquisition, modification, or destruction of Personal Information, unauthorized access to Personal Information, or loss of Personal Information (each, a "Security Breach") promptly after determining a Security Breach has occurred. Agent shall investigate each Security Breach, provide Client with a description of the circumstances surrounding each Security Breach, and provide and promptly implement a remediation plan, acceptable to Client and in compliance with any applicable law, to address the Security Breach and designed to prevent any further incidents.

     (g) In the event that Agent commits a material breach of any of Agent's material obligations under this Section 13 with regard to Personal Information, the Funds may terminate this Agreement immediately at any time thereafter. Agent's obligations under this Section 13 with regard to Personal Information shall survive the termination of this Agreement with respect to any Personal Information that remains in the possession of Agent.

     (h) At the time of termination of this Agreement, Agent shall provide the Client with copies of all Personal Information that the Client requests be provided and shall destroy in accordance with its Information Security Program and applicable law all Personal Information in any form in Agent's possession or in the possession of Agent’s subcontractors who access or use Personal Information at the time of termination of services under this Agreement. Agent shall retain no copies thereof, except for the period prior to scheduled destruction under its Information Security Program, unless such Personal Information is commingled with information of other customers of Transfer Agent or retained for archival purposes as required by applicable law. If Agent is required by law to retain a copy of any Personal Information, Agent will retain the Personal Information only for the time required, and disclose it only as required by law, after which it shall destroy it in accordance with its Information Security Program. The terms of this Agreement regarding the protection of Personal Information shall apply until the Personal Information is destroyed. Agent will upon request certify in writing the destruction of Personal Information that has occurred as of the time of the request.

     (i) Agent agrees to include in a written agreement with any agent, contractor or subcontractor to whom it provides access to Personal Information confidentiality and security obligations with respect to such Personal Information that are consistent with those that apply through this Agreement to Agent. Agent shall enforce all such agreements with its agents, contractors and subcontractors.

     (j) In addition to any other rights Client may have under this Agreement or at law, since unauthorized use or disclosure of Personal Information may result in immediate and irreparable injury for which monetary damages may not be adequate, in the event that Agent or any officer, director, employee, agent, contractor or subcontractor of Agent uses or discloses, or in Client's sole opinion is likely to use or disclose, Personal Information in breach of Agent's obligations hereunder, Client shall be entitled to equitable relief, including temporary and permanent injunctive relief and specific performance. Client shall also be entitled to the recovery of any pecuniary gain realized by Agent from the unauthorized use or disclosure of Personal Information.

14. Publicity. Neither party will issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent may use Client’s name in its customer lists; and provided further that Client may disclose that Agent is Client’s transfer agent, registrar and dividend disbursing agent and may describe the services provided hereunder in a general manner.

15. Lost Stockholders; In-Depth Stockholder Search.

     (a) Agent shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder. If a new address is so obtained in a database search for a lost stockholder, Agent shall conduct a verification mailing and update its records for such stockholder accordingly.

     (b) Agent may facilitate the performance of a more in-depth search for the purpose of (i) locating lost stockholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying stockholders who are deceased (or locating the deceased stockholder’s estate representative, heirs, or other party entitled to act with respect to such stockholder’s account (“Authorized Representative”) and (iii) locating stockholders whose accounts contain two or more consecutive uncashed checks, in each case using the services of a locating service provider selected by Agent, which service may be an affiliate of Agent. Such provider may compensate Agent for processing and other services that Agent provides in connection with such in-depth search, including providing Agent a portion of its service fees.

     (c) Upon locating any stockholder (or such stockholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such stockholder (or such stockholder’s Authorized Representative) all assets held in such stockholder’s account. Such provider shall inform any such located stockholders (or such stockholder’s Authorized Representative) that they may choose either (i) to contact Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such stockholder’s property where the registered stockholder is living, deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Client selects a locating service provider other than one selected by Agent, then Agent shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

     (d) Pursuant to Section 6(a) hereof, the Client hereby authorizes and instructs Computershare to provide a stockholder file or list of those stockholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth stockholder location program.

16. Internet Services. Agent shall make available to Client and stockholders, through www.computershare.com (“Web Site”), online access to certain account and stockholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

17. Compensation and Expenses.

     (a) Commencing on the Effective Date, Client shall compensate, or shall cause The Dreyfus Corporation to compensate~~,~~ Agent for its services hereunder in accordance with the fee schedules listed in Exhibit B hereto.

     (b) All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1%) per month commencing forty-five (45) days from the invoice date. Client agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

18. Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Client:	with an additional copy to:
Dreyfus Municipal Bond Infrastructure
Fund, Inc.	The Dreyfus Corporation
c/o The Dreyfus Corporation	200 Park Avenue
200 Park Avenue	New York, NY 10166
New York, NY 10166	Attn: Senior Counsel – Transfer Agency
Attn: ____________________________________

If to Agent:	with an additional copy to:
Computershare Shareowner Services LLC	Computershare Shareowner Services LLC
480 Washington Boulevard	480 Washington Blvd. 29th Floor
Jersey City, NJ 07310	Jersey City, NJ 07310
Attn: Relationship Manager	Attn: Legal Department

19. Submission to Jurisdiction; Foreign Law.

     (a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

     (b) Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Client’s expense, to resolve any foreign law issues that may arise as a result of Client or any other party being subject to the laws or regulations of any foreign jurisdiction.

20. Miscellaneous.

     (a) Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Client and Agent.

     (b) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     (c) Survival of Terms. Sections 7, 8, 13 and 17 hereof shall survive termination of this Agreement and Agent’s appointment hereunder.

     (d) Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; and provided further that consent is not required for an assignment to an affiliate of Agent of which 50% or more is owned by a parent company of Agent. Any attempted assignment in violation of the foregoing will be void.

     (e) Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

     (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

     (g) Counterparts. This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

     (h) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

     (i) Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than Agent and Client any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent and Client.

21. Disaster Recovery.

     (a) Agent shall provide back-up facilities ("Back-Up Facilities") to the primary operations and data centers used by Agent to provide its services hereunder ("Primary Facilities") that are capable of providing the services in the event an incident to the Primary Facilities significantly interrupts the delivery of services hereunder. Agent will provide disaster recovery services in accordance with its Business Continuity Plan (as defined below) following any event that significantly interrupts the delivery of significant services from Primary Facilities. The Client shall not bear the costs related to such transfer of services. Once the Primary Facilities have recovered, they shall again be used to provide the services hereunder with no loss of data and at no additional cost to the Client.

     (b) Agent shall maintain and test its business continuity plan containing disaster recovery procedures for its data centers and operations facilities, including the process for effecting a transfer to, and providing adequate services from, Back-up Facilities ("Business Continuity Plan"). An executive summary of the Business Continuity Plan, as the Business Continuity Plan was constituted on the Effective Date, shall be delivered to the Client by the Effective Date. Agent shall annually provide the Client with an executive summary in written form of the Business Continuity Plan, with such executive summary including or accompanied by a description of material changes to the Business Continuity Plan since the prior executive summary provided to the Client. At least once each calendar year, Agent shall test the Business Continuity Plan.

     (c) Agent will provide the Client with executive summaries of all internal tests of the Business Continuity Plan that will include the date of the test, the scope of the test and whether it was a success or not a success. If any critical issues identified through such test are a hindrance to providing critical services to the Client, the Client will be so advised. Agent will use its reasonable best efforts to promptly remediate such issues, and upon Client’s request will provide an update to Client with regard to its remediation efforts.

22. Rule 38a-1 Compliance Program. Agent will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws, as that term is defined in Rule 38a-1, adopted by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended ("Rule 38a-1") with respect to the services provided by Agent hereunder. Agent will provide to Client in connection with any periodic annual or semi-annual stockholder report filed by Client and, if requested by Client, in connection with Client filings on Form N-Q, a sub-certification in a form, reasonably requested by Client, relating to Agent’s performance of services hereunder and Agent’s related internal controls. In addition, on a quarterly basis, Agent will provide to Client a certification in connection with Rule 38a-1. Upon Client’s request, Agent will provide Client with a summary of its policies and procedures in connection with Client’s compliance with Rule 38a-1 and will provide such explanations of its policies and procedures as Client may reasonably request. To the extent Agent makes any material changes to its written policies and procedures in order to address changing regulatory and industry developments that would impact Client’s compliance with Rule 38a-1, it will notify Client of any such changes in a timely manner.

23. Bank Accounts. Client acknowledges that the bank accounts maintained by Agent in connection with the services will be in Agent’s name and that Agent may receive investment earnings in connection with the investment at Agent’s risk and for its benefit of funds held in those accounts from time to time.

24. Plan Services. Client acknowledges and agrees that Agent shall engage its affiliate, Computershare Trust Company, N.A. (“Trust Company”) to perform all services under any dividend reinvestment, direct stock purchase, or other investment programs administered for the Client as part of the services (the “Plans”), with the exception of payment processing for which Agent has been appointed by the Client to provide, and certain other services that the Agent may provide as permitted by applicable law (e.g. ministerial services).

     The Trust Company shall act as agent for stockholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

DREYFUS MUNICIPAL BOND INFRASTRUCTURE FUND, INC.

By:
Name:
Title:

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:
Name:
Title:

Exhibit A to

Service Agreement for Transfer Agency Services

Dreyfus Municipal Bond Infrastructure Fund, Inc.

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